UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 22, 2007

LONGFOOT COMMUNICATIONS CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-130110	76-0763470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9229 Sunset Blvd., Suite 810 West Hollywood, CA	90069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 385-9631

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 22, 2007, Longfoot Communications Corp. (the "Company") entered into a Stock Purchase Agreement (the "Agreement") with the purchasers identified on Exhibit A thereto (the "Purchasers"). Pursuant to the Agreement, the Company will sell to the Purchasers an aggregate of 1,698,212 post-reverse split shares (the “Shares”), or 51% of the post-reverse split outstanding shares of the common stock of the Company, par value $0.001 per share (the "Common Stock"). The purchase price for the sale of the Common Stock will be an amount equal to the amount of cash on hand on the Closing Date after deducting any liabilities existing as of the Closing Date and the costs and expenses of this transaction.

As part of the Agreement the Company’s sole subsidiary, Village Broadcasting Corp., will sell its low power television business to a third party (the “Divestment”). On completion of the transaction the Company will have no operating business and its assets will consist primarily of cash. As a consequence the Company will be a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

The Agreement requires the Company promptly to seek stockholder approval of:

(i)	consummation of the Divestment,
(ii)	implementation of a 1-for-3 reverse stock split,
(iii)
proposed amendments to the Certificate of Incorporation of the Company that will (A) increase the number of shares of Common Stock that the Company shall be authorized to issue to 225 million shares of common stock, $0.001 par value, (B) increase the number of shares of Preferred Stock that the Company shall be authorized to issue to 25 million shares of preferred stock, $0.001 par value, (C) provide for indemnification of and advancement of expenses for officers and directors to the maximum extent permitted by applicable law, and (D) provide that the size of the Board shall be determined as provided in the Company's bylaws, and

(iv)	adoption of new bylaws in a form reasonably satisfactory to the Purchasers.

The Agreement also provides that the Company will not conduct another reverse stock split of its Common Stock for a period of 24 months from the Closing Date.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT.

On the Closing Date, pursuant to the Agreement, shares representing 51% of the Company’s outstanding Common stock will be issued to the several Purchasers and one of the Purchasers, Frost Gamma Investments Trust ("Frost Trust"), will purchase 1,222,712 shares of Common Stock, after giving effect to the reverse split, representing about 37% of the then outstanding shares of Common Stock. Dr. Phillip Frost controls Frost Trust. As beneficial owner of 37% of the outstanding shares of Common Stock of the Company and as a member, or a person who can designate members of the board of directors of the Company, Dr. Frost will be deemed a controlling person of the Company.  Currently the Company’s majority stockholders are three limited liability companies owned and managed by Sim Farar and Justin and Joel Farar (both sons of Sim Farar) who together own approximately 73% of the Company’s outstanding Common Stock.  Following close of this transaction these three entities will own about 36% of the Company’s outstanding Common Stock.

As part of the Agreement, the Company’s Board of Directors has agreed to expand the Board to five Directors.  On the Closing Date, at least three persons selected by the Purchasers will be appointed to the Board of Directors. As a result of the issuance of a majority of common stock of the Company and holding three of the five Board positions, the Purchasers will control the Company as of the Closing Date.

The descriptions of the Agreement in this report are summaries that do not purport to be complete and are qualified in their entirety by reference to the Stock Purchase Agreement which is filed as an exhibit hereto and incorporated herein by this reference.

ITEM 5.02	DEPARTURES OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On the Closing Date, the Company anticipates that at least three Directors designated by the Purchasers will be appointed to the Board. The Company currently expects that at least one current Director may stay on the Board after the Closing Date. If none of the current Board members chooses to remain on the Board after the Closing Date, then the entire Board will be replaced with new Directors designated by the Purchasers who will hold office until the next annual meeting of stockholders of the Company or until their respective successors are elected and qualify.

Phillip Frost, M.D.leads the group of Purchasers through the Frost Trust. Dr. Frost is the Chairman and Chief Executive Officer of Opko Health, Inc., a specialty healthcare company focused on the treatment, diagnosis and prevention of ophthalmic diseases. Previously, Dr. Frost founded IVAX Corporation and served as Chairman of the Board of Directors and Chief Executive Officer of IVAX from 1987 until its sale to Teva Pharmaceuticals Industries Ltd., in January 2006. Dr. Frost has served as Vice Chairman of the Board of Directors of Teva since the completion of the acquisition of IVAX.

Dr. Frost, as indicated in response to Item 5.01 above, controls the Frost Trust and, as such on close of the transaction will have an indirect material interest in the 1,222,712 shares of Common Stock acquired by the Frost Trust under the Agreement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.10	Stock Purchase Agreement dated October 22, 2007.

99.1	Press release dated October 23, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGFOOT COMMUNICATIONS CORP.

Date: October 25, 2007	By:	/s/ ARTHUR LYONS
Arthur Lyons
President
(Duly Authorized Officer)

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